Exhibit 6.9

LOAN FORGIVENESS AND CANCELLATION AGREEMENT

THIS LOAN FORGIVENESS AND CANCELLATION AGREEMENT (this “Agreement”), is entered into effective as of November 19, 2019, by and between GREENE CONCEPTS, INC., a New York corporation (the “Company”) and LEONARD GREENE, an individual (“Creditor”).

RECITALS

A.            From time to time, the Creditor has provided financing to the Company through non-interest bearing, unsecured loans of cash that were undocumented, but accrued on the financial statements of the Company and payable upon demand. As of the date hereof, the Company owes the Creditor indebtedness in the aggregate amount of $1,466,835 (collectively, the “Debt”);

B.             The Company desires to reduce its debt load in order to improve its balance sheet and to enhance its ability to secure additional financing and Creditor understands that it is in the Company’s best interests for the Company to obtain such additional financing.

C.             Creditor desires to sell 10 million shares of the Company’s Preferred Class A Stock to BNL Capital LLC (“BNL Capital”), an entity owned by Loren Brown and Robert Levit, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”).

D.             As an inducement for BNL Capital entering into the Stock Purchase Agreement, the Creditor has agreed to forgive the Debt.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby covenant and agree as follows:

1.             Cancellation of the Debt. Subject to the terms and conditions of this Agreement, all of the Debt shall be cancelled immediately as of the date hereof.

2.             Representations and Warranties of Creditor. The Creditor represents and warrants to the Company that, as of the date hereof:

(a).         Qualification, Authorization and Enforcement. This Agreement has been duly executed by the Creditor, and when delivered by the Creditor in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Creditor, enforceable against him in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b).         No Conflict. The execution, delivery, and performance of this Agreement do not and will not: (i) conflict with or violate any law or governmental order applicable to the Creditor; or (ii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time or both would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of the Creditor pursuant to, any contract to which the Creditor is a party or by which any of such assets or properties is bound or affected.

(c).         Governmental Consents and Approvals. The execution, delivery, and performance of this Agreement by the Creditor do not and will not require any consent, approval, authorization, or other order of, action by, filing with, or notification to, any governmental authority.

3.             Representations and Warranties of the Company. The Company hereby represents and warrants to the Creditor that, as of the date hereof:

(a).         Qualification, Authorization and Enforcement. The Company is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b).         No Conflicts. The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate any provision of the Company’s articles of incorporation, bylaws or other organizational or charter documents as in effect on the date hereof, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect.

4.             Amounts Repaid in Full. For and in consideration of BNL Capital entering into the Stock Purchase Agreement with the Creditor, the Debt shall be deemed to be repaid in full, and the Company shall have no further obligations in connection with the Debt.

5.             Release by the Creditor. As inducement for BNL Capital to enter into the Stock Purchase Agreement, the Creditor hereby releases and discharges the Company, the Company’s subsidiaries, Company’s and each of its subsidiaries’ officers, directors, principals, control persons, past and present employees, insurers, successors, and assigns (“Company Parties”) from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against Company Parties such Creditor ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this release relating to the Debt. The Creditor represents and warrants that no other person or entity has any interest in the matters released herein, and that it has not assigned or transferred, or purported to assign or transfer, to any person or entity all or any portion of the matters released herein.

6.             Fees, Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

7.              General Provisions.

(a).         Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of New York without regard to the choice of law principles thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of North Carolina located in the City of Asheville, North Carolina for the adjudication of any dispute hereunder or in connection herewith or therewith or with any transaction contemplated hereby or thereby, and hereby irrevocably waives any objection that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b).         Notices. All notices or other communications required or permitted by this Agreement shall be writing and shall be deemed to have been duly received:

i.          if given by facsimile or electronic version, when transmitted and the appropriate telephonic or electronic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission;

ii.          if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails; and

iii.        if given by courier or other means, when received or personally delivered, and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any such party to the other party pursuant to notice given by such party in accordance with the provisions of this Section.

(d).         Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

(e).         Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

(f).          No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person, except for BNK Capital, who is an intended third party beneficiary of this Agreement.

(g).         Modification and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and Creditor. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(h).         Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(i).          Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

(j).          Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

(k).         Survival. The representations, warranties, agreements and covenants contained herein shall survive until the second anniversary of the date hereof.

(l).          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. A facsimile or PDF copy of this Agreement shall be deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

CREDITOR:

Name: Leonard Greene

COMPANY:

GREENE CONCEPTS, INC.

By:
Name: Leonard Greene
Title: CEO & President

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